AMENDMENT TWO

This amendment two ("**Amendment**") is made and entered into effective 15 January 2013 (the "**Effective Date**") in Carson City, Nevada by and between DEL TORO SILVER CORP., a Nevada domestic corporation ("**Del Toro**"), and NATCHEZ PASS LLC, a Nevada domestic limited-liability company ("**Natchez Pass**"), to further amend the Parties' 31 August 2012 partial purchase option agreement, as already amended on September 21, 2012 (as amended, the "**Agreement**"). Del Toro and Natchez Pass are the only parties to this Amendment and are at times referred to herein singly as a "**Party**" and collectively as the "**Parties**".

In consideration of the mutual covenants, agreements and promises of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby covenant and agree to modify their Agreement as follows:

1. **DUE DILIGENCE EXTENSION PERIODS**. Section 3 of the Agreement is hereby amended to provide for two additional (i.e., four total) 60-day extensions of the Due Diligence Period (as that term is defined in Section 3 of the Agreement) for $7,000 per extension.

2. **MINE IMPROVEMENTS**. If and when Del Toro exercises its Third Option under Section 2.3 of the Agreement, Natchez Pass shall, under the Year 1 Work Plan, be reimbursed for the amounts Natchez Pass expends with Del Toro's prior express written signed consent on improvements undertaken for the Assets (as defined in Section 1 of the Agreement).

3. **GENERAL PROVISIONS**

3.1 **Miscellaneous**. When used herein, the terms defined when initially capitalized have the ascribed meanings. Capitalized terms used but not defined herein shall be as defined in the Agreement. This Amendment may be executed in counterparts, with each deemed an original but all constituting one instrument. Facsimile and photocopied signatures bind the Parties. This Amendment shall be construed fairly with no inference drawn against the drafting Party.

3.2 **Governing Law; Jurisdiction / Venue**. This Amendment will be exclusively interpreted and enforced in a state court in Carson City, Nevada under Nevada law (without reference to its choice of law rules). THE PARTIES HEREBY CONSENT TO SUCH VENUE, GOVERNING LAW, AND THE JURISDICTION OF SUCH COURT.

3.3 **Benefit**. This Amendment binds (and inures to the benefit of) the Parties, and the Parties' respective heirs, assigns, successors and legal representatives.

3.4 **Effect of Amendment**. Except as expressly amended, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect,

and all references therein to the Agreement shall henceforth refer to the Agreement as amended by this Amendment. In other words, this Amendment shall be deemed incorporated into, and made a part of, the Agreement.

3.5 **Execution.** The Parties have each executed this Amendment by duly authorized representative and each acknowledges that it understands and agrees to be bound by this Amendment.

DEL TORO SILVER CORP.	**NATCHEZ PASS LLC**
Greg Painter	Matthew Freeny
By: Greg Painter	By: Matthew Freeny
Its: President	Its: Acting Manager